Exhibit 99.1

Asterias Biotherapeutics Reports First Quarter Results

Conference Call and Webcast Today, May 7, at 4:30 p.m. ET

Asterias to Host Investor Meeting Tomorrow, May 8, to Review AST-OPC1 Clinical
Development Strategy for Spinal Cord Injury

Menlo Park, Calif. May 7, 2015----Asterias Biotherapeutics, Inc. (NYSE MKT: AST), a leading biotechnology company in the emerging field of regenerative medicine, today reported financial and operating results for the first quarter ended March 31, 2015.

“Asterias remains focused on our two potentially transformative stem cell technology platforms, industry-leading Pluripotent Stem Cells and Allogeneic Dendritic Cell Immunotherapy,” stated Pedro Lichtinger, President and CEO of Asterias. “We are making steady progress on our lead therapeutic programs from each of these platforms that have the potential to address significant unmet medical needs. We have activated the second clinical site in our Phase 1/2a clinical trial of AST-OPC1 in patients with complete cervical spinal cord injury, and expect safety data from the initial low-dose, 2 million cell cohort as well as initiation of the 10 million cell cohort in the third quarter of 2015. In addition, we continue to expect completion and transfer of the manufacturing process of our AST-VAC2 allogeneic dendritic cell-based cancer vaccine to our development partner Cancer Research UK in the second quarter of this year. Importantly, we strengthened our cash position in the first quarter by completing a $5.3 million public offering and private placement of our common stock. In addition, we received $2.3 million in the first quarter from the California Institute of Regenerative Medicine related to clinical development of AST-OPC1.”

Recent Research and Development Highlights:

AST-OPC1 (oligodendrocyte progenitor cells)

•	In March, Asterias initiated patient enrollment in the dose-escalation Phase 1/2a clinical trial of AST-OPC1 in patients with complete cervical spinal cord injury (SCI) at Atlanta-based Shepherd Center, one of the nation’s top rehabilitation hospitals for spinal cord injury and brain injury. Asterias activated the second clinical site in April, which has begun patient enrollment for the Phase 1/2a trial. The Company plans to initiate enrollment for the Phase 1/2a trial at up to a total of eight clinical sites by end-2015. The trial is an open-label, single-arm study testing three escalating doses of AST-OPC1 in patients with sub-acute, C-5 to C-7, neurologically complete cervical SCI. The dose escalation will start with three patients being dosed 2 million cells and escalate into two five-patient cohorts at 10 million and 20 million cells, respectively.
•	The Company plans to file an Investigational New Drug Application (IND) amendment with the U.S. Food and Drug Administration (FDA), if initial safety data from the 10 million cell cohort is positive, in order to increase the robustness of the proof of concept in the Phase 1/2a clinical trial by expanding enrollment from 13 patients to up to 40 patients. The Company believes these changes will increase the statistical confidence of the safety and efficacy readouts, reduce the risks of the AST-OPC1 program and position the product for potential accelerated regulatory approvals.

•	In the first quarter, Asterias received $2.3 million from the California Institute of Regenerative Medicine (CIRM) under the previously announced $14.3 million CIRM grant award for clinical development of AST-OPC1.

AST-VAC2 (antigen-presenting allogeneic dendritic cells)

•	Asterias is nearing completion of development and scale-up of the AST-VAC2 manufacturing process. The Company continues to expect to complete transfer of the resulting cGMP-compatible process to development partner Cancer Research UK (CRUK) in the second quarter of 2015. Following completion of the technology transfer, CRUK will, at its own cost, manufacture clinical grade AST-VAC2 and conduct the Phase 1/2a clinical trial in patients with non-small cell lung cancer in the UK, subject to regulatory approval.

AST-VAC1 (antigen-presenting autologous dendritic cells)

•	The abstract describing long-term follow-up of patients with acute myelogenous leukemia (AML) from the Phase 2 clinical trial of the Company’s autologous telomerase-based dendritic cell cancer vaccine, AST-VAC1, was selected for an oral presentation at the 2015 American Society of Clinical Oncology (ASCO) Annual Meeting, to be held in Chicago, Illinois May 29 – June 2, 2015.

First Quarter [Unaudited] Financial Results

Total revenues in the first quarter 2015 were $779,060, which were comprised of grant income and royalty revenues on product sales by licensees. Total revenues in the year ago quarter were $61,980. Operating expenses in the first quarter were $5.3 million, compared to $3.7 million in the prior year period. Research and development (R&D) expenses in the first quarter were $3.6 million, compared to $2.6 million in the year ago quarter.

Net loss for the first quarter 2015 was $3.0 million, including a deferred income tax benefit of approximately $1.6 million. Net loss in the first quarter 2014 was $2.3 million, including a deferred income tax benefit of approximately $1.3 million. On a per share basis, net loss for the first quarter was $0.09 per share, compared to a loss of $0.07 per share for the year ago quarter.

Cash and cash equivalents were $7.4 million as of March 31, 2015, compared to $3.1 million as of December 31, 2014. In February 2015, Asterias raised $5.3 million in net proceeds from the public offering and concurrent private placement of its common stock. In addition, the Company held 3.9 million BioTime common shares, with a market value of approximately $19.2 million as of March 31, 2015. For the first quarter, cash burn was $1.7 million, below the Company’s projected cash burn for the quarter, primarily due to higher than anticipated receipts from CIRM in the quarter. The Company continues to expect net cash burn in 2015 to be in the range of $15 million to $17 million.

First Quarter Conference Call and Webcast Details

The Company will host a conference call and webcast today, Thursday, May 7, 2015, at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the results and recent corporate developments.

For both “listen-only” participants and those participants who wish to participate in the question-and-answer portion of the call, the dial-in number in the U.S. is 877-407-8291. For participants outside the U.S., the dial-in number is 201-689-8345. To access the live webcast, go to http://asteriasbiotherapeutics.com/events-presentations/.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call. The telephone dial-in number for U.S. participants is 877-660-6853. For participants outside the U.S., the replay dial-in number is 201-612-7415. To access the replay for all callers, refer to Conference ID 13608712. An archived webcast will also be available for 30 days, and may be accessed at http://asteriasbiotherapeutics.com/events-presentations/.

Investor Meeting and Webcast to Review AST-OPC1 Clinical Development Strategy for Spinal Cord Injury

Asterias will host a meeting with the investment community tomorrow, Friday, May 8, 2015 to review the clinical development strategy for AST-OPC1 (oligodendrocyte progenitor cells) in spinal cord injury. The program will include presentations by Asterias’ President and Chief Executive Officer Pedro Lichtinger, President of Research and Development Jane S. Lebkowski, Ph.D., and Chief Translational Officer Edward D. Wirth, III, M.D., Ph.D. In addition, John Steeves, Ph.D., Co-Chair of the Spinal Cord Outcomes Partnership Endeavor (SCOPE) and Professor of International Collaboration on Repair Discoveries (ICORD), will discuss clinical foundations for the endpoints and outcome measures in spinal cord injury trials.

A live webcast of the presentations will begin at 9:30 a.m. ET and the webcast will conclude by 12:00 p.m. ET. The live webcast of the event will be available on the Company’s website at: http://asteriasbiotherapeutics.com/events-presentations/. An archived webcast [and the presentation materials] will be available at the same website following the conclusion of the meeting.

About Asterias Biotherapeutics

Asterias Biotherapeutics, Inc. (NYSE MKT: AST) is a leading biotechnology company in the emerging field of regenerative medicine. The Company’s core technologies center on pluripotent stem cells, which are characterized by the ability to become all cell types in the human body. Asterias is focused on developing therapies based on pluripotent stem cells to treat diseases or serious injuries in several medical areas where there is high unmet medical need and without adequate available therapies. Asterias’ two therapeutic programs, AST-OPC1 (oligodendrocyte progenitor cells) for spinal cord injuries and AST-VAC2 (antigen-presenting allogeneic dendritic cells) for lung cancer, are based on the Company’s proprietary technology platforms of Pluripotent Stem Cells and Allogeneic Dendritic Cell Immunotherapy, respectively. AST-OPC1 is currently in a Phase 1/2a clinical trial. Additional information about Asterias can be found at www.asteriasbiotherapeutics.com.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Asterias, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Asterias, particularly those mentioned in the cautionary statements found in Asterias’ filings with the Securities and Exchange Commission. Asterias disclaims any intent or obligation to update these forward-looking statements.

Contacts

Investors

InvestorRelations@asteriasbio.com

(650) 433-2992

ASTERIAS BIOTHERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2015	2014
REVENUE
Royalties from product sales	$101,747	$61,980
Grant income	677,313	-
Total revenues	779,060	61,980
Cost of sales	(50,874)	-
Total gross profit	728,186	61,980

EXPENSES
Research and development	(3,592,615)	(2,599,146)
General and administrative	(1,672,150)	(1,094,474)
Total operating expenses	(5,264,765)	(3,693,620)

Loss from operations	(4,536,579)	(3,631,640)

OTHER INCOME/(EXPENSE)
Interest expense, net	(19,835)	(4,099)
Other expense, net	(375)	(36)
Total other expenses, net	(20,210)	(4,135)

LOSS BEFORE DEFERRED INCOME TAX BENEFIT	(4,556,789)	(3,635,775)

Deferred income tax benefit	1,584,264	1,349,026

NET LOSS	$(2,972,525)	$(2,286,749)

Basic and diluted net loss per common share	$(0.09)	$(0.07)

Weighted average common shares outstanding used to compute net loss per common share, basic and diluted	31,669,957	30,498,819

ASTERIAS BIOTHERAPEUTICS, INC.
CONDENSED BALANCE SHEETS

	March 31, 2015 (Unaudited)	December 31, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,421,143	$3,075,593
Available-for-sale securities, at fair value	19,152,584	14,374,492
Grant receivable	-	117,902
Landlord receivable	277,206	377,981
Prepaid expenses and other current assets	510,171	438,263
Total current assets	27,361,104	18,384,231

NONCURRENT ASSETS
Intangible assets, net	22,830,664	23,502,185
Equipment and furniture, net	928,198	1,044,841
Construction in progress	606,641	405,730
Investment in affiliates	415,543	415,543
Other assets	360,983	360,983
TOTAL ASSETS	$52,503,133	$44,113,513

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Amount due to parent, BioTime, Inc.	$863,224	$614,977
Accounts payable	1,132,352	736,919
Accrued expenses and other current liabilities	589,934	431,503
Deferred grant income	1,474,300	-
Deferred tax liabilities, current portion	6,385,280	4,712,948
Total current liabilities	10,445,090	6,496,347

LONG-TERM LIABILITIES

Deferred tax liabilities, net of current portion and deferred tax assets	2,930,098	4,514,362
Deferred rent liability, net of current portion	34,967	93,763
Lease liability	560,970	377,981
TOTAL LIABILITIES	13,971,125	11,482,453

Commitments and contingencies (see Note 10)

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.0001 par value, authorized 5,000,000 shares; none issued and outstanding	-	-
Common Stock, authorized 75,000,000 Series A Common Stock, $0.0001 par value, and 75,000,000 Series B Common Stock, $0.0001 par value; 32,312,407 and 30,902,152 shares Series A Common Stock issued and outstanding at March 31, 2015 and December 31, 2014, respectively. No Series B Common Stock issued and outstanding at March 31, 2015 and December 31, 2014.	3,226	3,080
Additional paid-in capital	72,134,001	66,366,434
Accumulated other comprehensive gain (loss) on available-for-sale investments	2,603,097	(502,663)
Accumulated deficit	(36,208,316)	(33,235,791)
Total stockholders’ equity	38,532,008	32,631,060
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$52,503,133	$44,113,513